Exhibit 10.3

FAVRILLE, INC.

SALARY DEFERRAL PAYMENT AGREEMENT

WHEREAS, at the May 28, 2008 meeting of the Special Strategic Meeting of the Board of Directors of Favrille, Inc. (the “Company”), due to the Company’s dire financial condition and in consideration of his continued employment and other benefits provided by the Company, John P. Longenecker, the Company’s President and Chief Executive Officer, agreed to immediately and indefinitely forgo receiving any future salary payments until such time as the Company may resume making such salary payments to him without jeopardizing the Company’s ability to continue as a going concern.

WHEREAS, the Company and Dr. Longenecker desire to formally document their agreement with respect to the terms of deferral of payment of Dr. Longenecker’s salary compensation.

NOW, THEREFORE, Dr. Longenecker and the Company hereby agrees as follows:

1.              In consideration of Dr. Longenecker’s continued employment and other benefits provided by the Company, on an ongoing basis from and after June 7, 2008, the Company will defer making payment of Dr. Longenecker’s otherwise payable salary compensation.

2.             Any salary payments deferred pursuant to Paragraph 1 of this Agreement will be paid to Dr. Longenecker as soon as practicable after such payments may be made without jeopardizing the Company’s ability to continue as a going concern.

3.             The Company will resume paying Dr. Longenecker’s salary compensation on an ongoing basis as soon as practicable after such salary payments may resume without jeopardizing the Company’s ability to continue as a going concern, subject to Dr. Longenecker’s continued service with the Company.

4.              The Company’s obligations under this Agreement are unfunded and unsecured, and Dr. Longenecker will have no rights to the deferred salary amounts other than those of the Company’s general creditors.

5.              It is intended that any deferred salary payments will qualify for the exception from application of Section 409A of the Internal Revenue Code that is available under Treas. Reg. §1.409A-1(b)(4)(ii).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date(s) set forth below.

/s/ John P. Longenecker		Date:	June 27, 2008
JOHN P. LONGENECKER

FAVRILLE, INC.

By:	/s/ Tamara A. Seymour	Date:	June 27, 2008
Tamara A. Seymour, Chief Financial Officer